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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Financial Contact:   Diana Matley
                     408-433-4365
Media Contact:       Kevin Brett
                     408-433-7150


                   LSI LOGIC CORPORATION ANNOUNCES COMPLETION
                OF 4 1/4% CONVERTIBLE SUBORDINATED NOTES OFFERING

MILPITAS, CALIF., MARCH 16, 1999 -- LSI LOGIC CORPORATION (NYSE:LSI) today announced the completion of an offering to qualified institutional investors of $300 million principal amount of 4 1/4% Convertible Subordinated Notes due 2004 (which may be increased by up to an additional $45 million pursuant to an over-allotment option). The Notes mature on March 15, 2004 and are convertible into LSI Logic common stock at $31.353 per share, subject to adjustments. The closing of the offering is subject to customary closing conditions.

The company stated that it intends to use the net proceeds of the offering to repay a portion of the bank debt incurred to acquire Symbios, Inc. in August 1998.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities are not registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.